Exhibit 24



                            AUTHORIZATION STATEMENT
                            -----------------------



This statement confirms that the undersigned has authorized and designated each of Walter M. Psztur and G. Michael Cassidy to execute and file on the undersigned's behalf all forms that the undersigned may be required to file with the United States Securities and Exchange Commission under Section 16 of the Securities Exchange securities of Internet Commerce Corporation ("ICC"). The authroity granted under this statement shall continue until the undersigned is no longer required to file forms under Section 16 with respect to the ownership of or transactions in the securities of ICC, unless earlier revoked in writing.


Signature: /s/ Fred Ciporen
          --------------------------
          Fred Ciporen

Date:     August 13, 2003